Exhibit 99.1

Contact:	Caroline Boren	-or-	Amanda Tobin
	206-392-5799		206-392-5134

FOR IMMEDIATE RELEASE	January 12, 2006

ALASKA AIRLINES ANNOUNCES EXECUTIVE CHANGES IN

OPERATIONS AND SAFETY DIVISIONS

SEATTLE – Alaska Airlines today announced the election of Kevin Finan as executive vice president of operations and Glenn Johnson as senior vice president of customer service for airports.

Both promotions are part of a succession plan following the Dec. 31 retirement of George Bagley as executive vice president of operations for the airline.

“These promotions recognize the talent and contributions of two outstanding individuals,” said Alaska’s CEO Bill Ayer. “Together they bring more than 50 years of aviation experience to their new roles of leading the day-to-day operations of Alaska Airlines.”

Alaska also announced today that Dave Prewitt, Alaska’s vice president of safety, will leave the airline next month to become vice president of safety for Connecticut-based Sikorsky Aircraft Corp.

“In six years with Alaska Airlines, Dave has led a safety division dedicated to upholding the highest standards in the industry,” Ayer said. “Under his leadership, in 2004 Alaska became the first major airline in the nation to be named a Shield Carrier, the highest award given by the Medallion Foundation, an aviation safety organization backed by the Federal Aviation Administration. Later that same year, our safety division achieved the distinction of being one of only a handful in the nation to be ISO 9000 certified.”

ISO 9000 certification is an internationally recognized mark of a quality safety management system.

Prewitt cited a desire to move closer to his family as a major factor in his decision to depart Alaska Airlines. “From day one, I’ve been impressed with the strong commitment of Alaska Airlines employees to the goal of being No. 1 in safety,” Prewitt said. “Sikorsky has offered me an opportunity to work with a team equally committed to that goal, while also allowing me to meet the needs of my family.”

Ayer has asked the Safety Committee of Alaska Air Group’s board of directors to guide the search for a new vice president of safety.

“This is a critically important position for our company,” Ayer said. “Having our board Safety Committee involved in the recruitment process will add essential expertise to the search for Dave’s successor.”

Alaska Air Group Director and Safety Committee Chairman Richard Wien said, “Safety continues to be the top priority of Alaska Airlines. The board’s goal will be to maintain this focus by selecting another proven aviation industry leader to oversee this critical area.”

Formerly vice president of flight operations, Finan, 58, will be responsible for the day-to-day operation of the airline. This includes ground operations, flight operations, maintenance and engineering, and real estate.

Finan, who reports directly to Ayer, has more than 30 years and 9,000 flight hours of aviation experience. A former flight operations base manager and captain for Alaska Airlines and a former chief pilot for Jet America Airlines, Finan also served as a commanding officer of a U.S. Navy Reserve F-14 fighter squadron. While in the military, he flew 90 combat missions over Vietnam, and was awarded four air medals and two Navy commendation medals.

A cum laude graduate of Gettysburg College, he also holds a master’s degree from the University of Southern California. In addition, he has attended the Aviation Safety School at the U.S. Navy Postgraduate School in Monterey, Calif.

In 1998, Finan was named an Alaska Airlines “Legend,” the highest honor an Alaska Airlines employee can receive. The program recognizes those who personify Alaska Airlines’ core values of integrity, caring, spirit, resourcefulness and professionalism.

Johnson, 48, brings more than 23 years of airline experience to the position of senior vice president of customer service for airports at Alaska Airlines. He is a former senior vice president of customer service for Horizon Air, where he was responsible for station operations at 40 airports in the United States and Canada.

A graduate of the University of Washington, Johnson joined Alaska Airlines in 1982 as a staff auditor and was later promoted to director of revenue accounting. In 1991 Johnson left Alaska to become vice president and treasurer of Horizon Air. He returned to Alaska Airlines in 2003 as vice president of finance.

For the past six months, Johnson has led an operations improvement team focused on enhancing the airline’s schedule reliability. Working with ground service and customer service employees, outside contractors, and others, he successfully improved the airline’s on-time arrival percentage from about 50 percent in June 2005 to a high of 80 percent in October 2005. He also has led the airline’s Ground Operations Division on an interim basis since October.

Alaska Airlines and sister carrier, Horizon Air, together serve 88 cities through an expansive network throughout Alaska, the Lower 48, Canada and Mexico. For reservations visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air newsroom at http://newsroom.alaskaair.com.

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